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                                                                  EXHIBIT 10.46
                             [NEODATA LETTERHEAD]


October 27, 1995
Revised November 7, 1995

Mr. Ed Frazier



Dear Ed:

This letter is to summarize our offer to you of employment with Neodata Services, Inc. as Senior Vice President and Chief Information Officer reporting directly to Larry Jones. You will be headquartered at the Boulder office. As we have discussed, I will be available to assist you, as needed, on a variety of issues both during the initial phases of your employment and on an ongoing basis.

Our offer includes the following:

o An annualized base salary of $160,000 payable on a bi-weekly basis. You will receive periodic performance reviews and these will determine the timing and amount of future increases.

o    Annual bonus plan participation targeted at 40%, beginning business year
     1996

o Participation in the revised Neodata's Employee Incentive Plan (historically a Stock Option Arrangement). While details are not yet available, and will be communicated when finalized with the approval of the Board of Directors, you will be granted stock option units commensurate with the executive grant level; these options will vest one-third per year; under terms of a soon to be finalized executive agreement these options will vest immediately upon change of control;

o Moving and relocation assistance/reimbursement from Texas to Boulder including:

     o    movement of household goods and possessions

     o    travel expenses for you and your spouse at time of relocation

     o    temporary living and bi-weekly trips for six months

o reasonable Realtor's fees and closing costs for the sale of your Texas property;

o reasonable closing costs (excluding 'points') for the purchase of your new home in Boulder

o    miscellaneous relocation allowance of $5,000

o tax gross-up (Federal and State) on any relocation reimbursement to the extent applicable and based on Neodata earnings

o    You will be eligible to receive a signing bonus of $ 15,000

o    You will be provided with use of a lap top PC

o    You will be reimbursed for up to two months COBRA payments if required


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     Mr. Ed Frazier
     October 27, 1995
     Revised November 7, 1995
     Page 2 of 2



o    You will be eligible for three (3) weeks vacation at Start.

o Participation in the Company's Medical/Dental benefit programs effective at the first of the month following 30 days of employment. You may join the 401(k) Plan at the first of the month following completion of one year of service with the Company

o In the event your employment is terminated for any reason but cause you will be paid a minimum of six (6) months of salary continuation payable bi-weekly and calculated based upon your annual base salary in effect at the time, less any taxes to be withheld as required by the law. If you do not find suitable alternative employment within that six (6) month period, severance payments will continue for an additional period equal to the lesser of six (6) months: or until suitable alternative employment commences. Cause includes gross negligence, malfeasance, and indiscretion in judgment applicable to the level of your position. Should we eventually sever you, we will provide you with an agreement specifying more fully the non-compete and confidentiality arrangements connected with salary continuation.

o This offer is contingent upon completion of the I-9 form, relocation/ signing bonus payment policy and Business Conduct Policy and shall not be construed as providing any specific term of employment.

Please indicate your acceptance of this offer by signing and returning a copy of this letter to my attention by November 8, 1995.

Sincerely,


/s/  SUSAN L. MORSE
----------------------
Susan L. Morse
Senior Vice President
Human Resources

/s/  ED FRAZIER                                           11/8/95
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Ed Frazier                                             Date
cc: Larry Jones